Exhibit 99.1

ANGIOTECH PHARMACEUTICALS, INC. ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2010

Updated and Amended Credit Facility and Forbearance Agreement with Wells Fargo

Capital Finance, LLC Completed

Facility to Provide Angiotech up to $35 Million of Liquidity during Recapitalization

Transaction Process

Vancouver, BC, November 9, 2010 – Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI, TSX: ANP) today announced that it had released its financial results for the third quarter ended September 30, 2010.

In addition, Angiotech also announced today that it had entered into an updated and amended credit facility and Forbearance Agreement with Wells Fargo Capital Finance, LLC (“Wells Fargo”). The updated and amended credit facility will provide us with up to $35 million of liquidity, with the applicable interest rate and other material terms being consistent with our current credit facility with Wells Fargo, except that the updated and amended credit facility is expected to increase our borrowing base, thereby assuring us immediate access to approximately $25 million under the facility, and provides for amended levels of material financial covenants. The Amended and Restated Forbearance Agreement provides for the credit facility to be available under the amended terms through the earlier of April 30, 2011 or the completion of our previously announced recapitalization transaction, subject to certain terms and conditions described in more detail below.

“We are pleased to report our highest ever third quarter product sales, driven primarily by continued growth in sales of our Proprietary Medical Products and continued stability and improvement across all segments of our Base Medical Products business,” said Dr. William Hunter, President and CEO of Angiotech. “Our innovations, in particular our proprietary Quill™ Knotless Tissue-Closure Device franchise, combined with the tremendous efforts of our people, have continued to produce satisfying results, even as we continue to address the challenges posed by declining royalties received from our partner Boston Scientific.”

Third Quarter Financial Highlights

•	Total revenue was $59.0 million.

•

Net product sales were $51.9 million. Sales of our Proprietary Medical Products were $17.3 million, or 33% of total product sales. Sales of our Base Medical Products were $34.6 million, or 67% of total product sales.

•	Royalty revenue was $7.1 million.

•	Research and development expenses were $6.2 million.

•	Selling, general and administrative expenses were $22.5 million.

•	Net loss and net loss per share were $18.5 million and $0.22, respectively.

•	As of September 30, 2010, cash and short-term investments were $31.3 million and net debt was $543.7 million.

Selected Non-GAAP Financial Measures

•

Certain financial measures in this press release are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). In addition, certain financial measures presented below and in the appendix to this press release are non-GAAP, or adjusted, financial measures that exclude certain items. Management uses certain non-GAAP, or adjusted, financial measures to establish operational goals, and believes that these measures may assist investors in evaluating the results of our business and analyzing the underlying trends in our business over time. Investors should consider these non-GAAP adjusted financial measures in addition to, and not as a substitute for, or as superior to, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP adjusted financial measures to the corresponding GAAP financial measures, and an explanation of our use of these non-GAAP adjusted financial measures and of the excluded items, are included in the appendix to this press release.

•	Adjusted revenue was $58.9 million.

•	Adjusted cost of goods sold was $25.6 million.

•	Adjusted research and development expenses were $6.1 million.

•	Adjusted selling, general and administrative expenses were $21.9 million.

•	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash and non-recurring items) was $5.1 million.

•	Adjusted net loss and adjusted net loss per share for the quarter were $8.2 million and $0.10, respectively.

Recent Highlights

Proprietary Medical Products. Our Proprietary Medical Products include our Quill™ Knotless Tissue-Closure Device product line, SKATER™ line of drainage catheters, Option™ inferior vena cava (“IVC”) filter, HemoStream™ chronic dialysis catheter and BioPince™ full core biopsy device. Consistent with recent prior quarters, our Proprietary Medical Products continued to demonstrate higher revenue growth as compared to our overall product portfolio. Revenue for these products for the third quarter of 2010 increased by 18% compared to the third quarter of 2009 and foreign currency changes had minimal impact on revenue growth.

Base Medical Products. Our Base Medical Products represent more mature finished medical device product lines in the biopsy, ophthalmology and general surgery areas, as well as medical device components manufactured by us and sold to other third-party medical device manufacturers who assemble those components into finished medical devices. Revenue from our Base Medical Products for the third quarter of 2010 increased by 1% compared to the third quarter of 2009. Excluding the impact of foreign currency changes, revenue growth would have been 3%.

Royalty Revenue. We derive additional revenue from royalties paid to us by partners that develop, market and sell products incorporating certain of our proprietary technologies. Currently, the majority of our royalty revenues are derived from sales by Boston Scientific Corporation (“BSC”) of TAXUS® coronary stent systems incorporating the drug paclitaxel.

Royalty revenue derived from sales of TAXUS stent systems by BSC for the third quarter of 2010 declined by 56% compared to the third quarter of 2009. The decline in royalty revenue is due to lower sales of TAXUS stent systems by BSC, which continue to be negatively impacted by competitive pressures in the drug-eluting coronary stent market. Royalty revenue for the quarter ended September 30, 2010 was based on BSC’s net sales for the period April 1, 2010 to June 30, 2010 of $113 million, of which $66 million was in the U.S., compared to net sales of $226 million, of which $96 million was in the U.S., for the same period in the prior year. The average gross royalty rate earned in the three months ended September 30, 2010 on BSC’s net sales was 6.0% for sales in the U.S. and 4.5% for sales in other countries, compared to an average rate of 6.2% for sales in the U.S. and 6.1% for sales in other countries for the same period in the prior year. The average gross royalty rates declined in the current period as a result of our tiered royalty rate structure for sales in certain territories including the U.S., E.U. and Japan, pursuant to which we receive lower royalty rates as end-user sales of paclitaxel-eluting stents decline in these territories.

Transaction Agreements with Senior Subordinated Noteholders and Senior Floating Rate Noteholders. On October 1, 2010 we announced that we had not made our $9.7 million interest payment due to the holders (the “Subordinated Noteholders”) of our 7.75% Senior Subordinated Notes (the “Subordinated Notes”) on October 1, 2010 and that we were in discussions with certain Subordinated Noteholders to potentially restructure and reduce existing debt levels. On October 29, 2010 we announced that we had entered into a Recapitalization Support Agreement (the “Support Agreement”) with the holders of approximately 73% of the aggregate principal amount of our Subordinated Notes (the “Consenting Noteholders”) to effectuate a recapitalization that would result in a significant reduction of our debt. Upon completion, the recapitalization transaction would eliminate $250 million in total indebtedness and provide significant improvements to our credit ratios, liquidity and financial flexibility. Under the Support Agreement, the Consenting Noteholders have agreed to exchange their Subordinated Notes for new common stock in Angiotech (the “Exchange Offer”). The Exchange Offer will be open to all qualifying holders of the Subordinated Notes (the “Noteholders”) and Noteholders participating in the Exchange Offer would receive 90% of the new common stock of Angiotech issued and outstanding following the completion of the recapitalization transaction, subject to potential dilution. The Noteholders that agree to the terms of the Support Agreement by November 30, 2010 will be entitled to receive, as additional consideration, 3.5% of the new common stock of Angiotech (distributed on a pro rata basis) issued and outstanding at the completion of the recapitalization transaction, subject to potential dilution.

In addition, on October 29, 2010 we also entered into a support agreement (the “FRN Support Agreement”) with holders of approximately 51% of the aggregate principal amount of our existing Senior Floating Rate Notes (the “Existing Floating Rate Notes”) for the exchange of Existing Floating Rate Notes for new floating rate notes (the “New Floating Rate Notes”). The Exchange Offer will be open to all qualifying holders of the Existing Floating Rate Notes (the “FRN Noteholders”). The New Floating Rate Notes will be issued on substantially the same terms and conditions as the Existing Floating Rate Notes other than amendments to certain covenants related to the incurrence of additional indebtedness, and the definitions of permitted liens and change of control. The New Floating Rate Notes are also expected to be secured by a second lien over the property and assets of Angiotech and certain of its Subsidiaries, which currently secure the Company’s revolving credit facility with Wells Fargo. Pursuant to the Support Agreement, the obligation of the Consenting Noteholders to complete the recapitalization transaction is conditional on the completion of the transactions contemplated under the FRN Support Agreement.

Updated and Amended Credit Facility and Forbearance Agreement with Wells Fargo. On September 30, 2010, we entered into a Forbearance Agreement with Wells Fargo to preserve our existing revolving credit facility while we completed negotiations and transaction agreements with the Consenting Noteholders as described above. Under the Forbearance Agreement, Wells Fargo agreed to not immediately exercise any rights or remedies it has related to our failure to make our interest payment on October 1, 2010.

Subsequently, on November 9, 2010, we announced that we had entered into an amendment and restatement to the Forbearance Agreement (the “Amended and Restated Forbearance Agreement”) with Wells Fargo to continue to preserve our existing revolving credit facility during the period required to complete the proposed recapitalization transaction. Under the Amended and Restated Forbearance Agreement, Wells Fargo agreed to not immediately exercise any rights or remedies it has related to: (a) our failure to make our $9.7 million interest payment due to the Subordinated Noteholders on October 1, 2010; (b) our ongoing litigation with QSR Holdings, Inc.; or (c) any failure to deliver audited financial statements with an unqualified audit opinion with respect to the going concern assumption for the fiscal year ending December 31, 2010. The purpose of the credit facility amendment is to provide Angiotech with liquidity during the period required to complete the proposed recapitalization transaction and fulfill the liquidity requirement specified by the Support Agreement. We incurred amendment fees of $0.1 million to complete both the Forbearance Agreement and Amended and Restated Forbearance Agreement and $0.3 million to complete the amendment to the credit facility. We currently have no borrowings outstanding under the credit facility other than amounts specified under the letters of credit referred to below.

The amendment to our existing credit facility with Wells Fargo provides for, among other changes:

(i)	an amendment of financial covenants pertaining to minimum EBITDA levels and fixed charge coverage ratios;

(ii)

an increase to the borrowing base available to secure loans by including in such borrowing base the value of certain real property, securities and intellectual property owned by the Company and its subsidiaries, in addition to accounts receivable and inventory, in each case subject to reserves, eligibility standards and advance rate formulas. As a result of such amendment, the amount of financing available to us under our amended revolving credit facility will immediately increase to approximately $25 million, which is net of $2.8 million of outstanding secured letters of credit under the credit facility;

(iii)	an amendment to the specified use of proceeds provisions to allow for certain secured and unsecured intercompany loans by our U.S. entities to our Canadian entities; and

(iv)	an amendment to permit the sale of certain assets of the Company.

The Amended and Restated Forbearance Agreement will terminate on the earliest to occur of:

(i)	the occurrence of another event constituting an Event of Default under the existing revolving credit facility;

(ii)	the occurrence of a Material Adverse Change as defined under the existing revolving credit facility, subject to exclusions for changes relating to the recapitalization plan;

(iii)	failure to attain certain intermediate milestones with respect to the recapitalization plan;

(iv)	termination of the Support Agreement or the FRN Support Agreement;

(v)	consummation of the recapitalization plan on terms and conditions not reasonably satisfactory to Wells Fargo under the existing revolving credit facility;

(vi)	failure to remain within the applicable grace period with respect to the non-payment of the interest payment due to the Subordinated Note holders on October 1, 2010; and

(vii)	April 30, 2011.

The Support Agreement requires that, upon implementation of the recapitalization transaction, the existing revolving credit facility be amended, refinanced or replaced to provide not less than $25 million and not more than $35 million in liquidity. As a result, further consent from Wells Fargo under the revolving credit facility will be required in connection with the consummation of the proposed recapitalization transaction. If such consent is not obtained, we would be required to replace the existing revolving credit facility with a new revolving credit facility.

QSR Holdings. On October 6, 2010, we announced that on October 4, 2010 we were notified that QSR Holdings, Inc. (“QSR”), as the representative for the former stockholders of Quill Medical, Inc. (“QMI”), made a formal demand to the American Arbitration Association naming us and our subsidiaries, QMI and Angiotech Pharmaceuticals (US), Inc. (“Angiotech US”) as respondents. The arbitration demand alleges that we failed to satisfy certain obligations under the Agreement and Plan of Merger, dated May 25, 2006, by and among Angiotech, Angiotech US, Quaich Acquisition, Inc. and QMI (the “Merger Agreement”), and seeks either direct monetary damages or, in the alternative, extension for one calendar year of certain earn-out periods as more fully set forth in the Merger Agreement. In addition, on October 5, 2010, certain of the respondents were served with the Summons and Complaint in an action commenced in the United States District Court for the Middle District of North Carolina on October 1, 2010 by QSR, entitled QSR Holdings, Inc. v. Angiotech Pharmaceuticals, Inc., Angiotech Pharmaceuticals (US), Inc. and Quill Medical, Inc. (the “Federal Litigation”). The Complaint in the Federal Litigation alleges, among other items, that: (a) we breached certain contractual obligations under the Merger Agreement; (b) that certain misrepresentations or omissions were made by us during the initial negotiation of the Merger Agreement; and (c) tortious interference. QSR is seeking damages in an unstated amount together with punitive damages and/or attorneys fees to the extent allowed by law. Given the preliminary stages of these proceedings, it is not possible at this time to predict the outcome of the Federal Litigation or of any arbitration or other proceeding that may result from the Arbitration Demand. We intend to vigorously defend the Federal Litigation and any arbitration or other proceeding that may result from the Arbitration Demand.

TAXUS® Paclitaxel-eluting Coronary Stent Clinical Results. Our partner BSC announced several clinical updates relating to paclitaxel-eluting coronary stents at the recently held Cardiovascular Research Foundation’s annual Transcatheter Cardiovascular Therapeutics (“TCT”) scientific symposium in Washington, D.C. On September 25, 2010 we announced that our corporate partner, BSC, released three-year follow-up data from the HORIZONS-AMI trial. The trial is designed to determine the safety and efficacy of the TAXUS® Express2™ Paclitaxel-Eluting Coronary Stent System compared to bare-metal stenting in patients experiencing an acute myocardial infarction (“AMI”), more commonly referred to as a heart attack. With 3,006 patients enrolled worldwide, HORIZONS-AMI is the largest randomized trial to compare the use of drug-eluting stents to bare-metal stents for AMI patients. HORIZONS-AMI demonstrated that the TAXUS Express Stent significantly reduced clinical and angiographic restenosis compared to an otherwise identical bare-metal Express® control stent. After three years follow-up, the primary efficacy endpoint of ischemia-driven target lesion revascularization (“TLR”) was 9.4 percent for patients treated with TAXUS Express vs. 15.1 percent for bare-metal Express (p<0.001), a relative reduction of 40 percent. On September 22, 2010 we announced that our corporate partner, BSC, had released results from an analysis of 1,166 patients from its PERSEUS clinical program comparing the performance of the TAXUS® Element™ Paclitaxel-Eluting Coronary Stent System in diabetic versus non-diabetic patients. Results demonstrated that despite the known increased risk of restenosis for diabetics versus non-diabetics in patients undergoing coronary revascularization, the TAXUS Element Stent had comparable levels of TLR and late loss in both diabetic and non-diabetic patients. On September 22, 2010 we announced that BSC had released comprehensive data from the TAXUS ATLAS clinical program, a series of global, prospective, single-arm trials evaluating the TAXUS® Liberté® Paclitaxel-Eluting Stent System in a variety of lesions and patient groups. Five-year results from the TAXUS ATLAS trial and four-year results from the TAXUS ATLAS Small Vessel and Long Lesion trials continue to show significant advantages for the thin-strut TAXUS Liberté Stent when compared to the first-generation TAXUS® Express® Stent.

Zilver® PTX® Clinical Results. On September 24, 2010 we announced that a summary of the final clinical trial results for the randomized study of Cook Medical, Inc.’s (“Cook”) Zilver® PTX® Drug-Eluting Peripheral Stent (“Zilver PTX”) for use in patients with peripheral arterial disease in the superficial femoral artery was presented at the TCT conference in Washington D.C. The study, which was the largest clinical trial to ever evaluate the performance of a drug-eluting stent in the treatment of peripheral vascular disease, met its 12-month primary endpoint showing non-inferior event-free survival and superior patency for the Zilver PTX as compared to balloon angioplasty. Cook Medical, a license holder of our proprietary paclitaxel technology, has developed Zilver-PTX, a self-expanding, highly durable nitinol stent that uses a proprietary technology to deliver a locally therapeutic dose of paclitaxel, a proven anti-restenotic drug, to the target lesion. We believe the data from this clinical trial supports Cook’s Pre-Market Approval application submitted to the U.S. Food and Drug Administration earlier this year.

Athersys Inc. In July, 2010 we announced that Athersys had announced positive results from its phase I clinical trial of MultiStem®. The study results, which represented at least four months of post-treatment patient data, demonstrated that MultiStem was well tolerated at all dose levels and also suggested improvement in heart function in treated patients. On September 23, 2010 we, along with our partner Athersys, Inc. (“Athersys”) announced updated results from the phase I clinical trial of MultiStem®, Athersys’ allogeneic cell therapy product, administered to individuals following an AMI, more commonly referred to as a heart attack. The updated study results were presented at the TCT conference held in Washington, D.C. The updated study results, based on four months of post-treatment patient data, also demonstrate that MultiStem was well tolerated at all dose levels and also suggest improvement in heart function in treated patients.

Financial Information

This press release contains financial data derived from the unaudited consolidated financial statements for the quarter ended September 30, 2010 and 2009. Full unaudited consolidated interim financial statements and Management’s Discussion and Analysis for the three months ended September 30, 2010 will be filed on Form 10-Q on November 9, 2010 with the relevant regulatory agencies, as well as posted on our website at www.angiotech.com.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported in accordance with U.S. GAAP unless otherwise noted. All per share amounts are stated on a fully diluted basis unless otherwise noted.

Conference Call Information

A conference call to discuss these financial results will be held today, Tuesday November 9, 2010 at 11:00 AM ET (8:00 AM PT).

Dial-in information:

North America (toll-free): (800) 510-9834

International: (617) 614-3669

Enter Passcode: 9442 9774

An archived replay of the call will be available until November 16, 2010.

North America (toll-free): (888) 286-8010

International: (617) 801-6888

Enter Passcode: 4734 7778

A live webcast will be available to all interested parties through the Investors section of our website: www.angiotech.com/investors

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands of U.S. $, except per share data)	Three months ended September 30		Nine months ended September 30

	2010	2009	2010	2009
REVENUE
Product sales, net	$51,868	$48,660	$155,796	$141,976
Royalty revenue	7,063	14,531	28,257	48,638
License fees	53	53	158	25,503

	58,984	63,244	184,211	216,117

EXPENSES
Cost of products sold	26,808	25,958	79,883	75,606
License and royalty fees	1,170	2,463	4,884	7,937
Research and development	6,240	4,596	19,900	17,526
Selling, general and administration	22,489	17,924	66,871	59,102
Depreciation and amortization	8,297	8,285	24,948	24,845
Write-down of assets held for sale	—	—	700	—
Escrow settlement recovery	—	—	(4,710)	—

	65,004	59,226	192,476	185,016

Operating income (loss)	(6,020)	4,018	(8,265)	31,101

Other income (expenses):
Foreign exchange gain (loss)	3	(518)	1,269	(1,227)
Investment and other (expense) income	(126)	46	(512)	74
Debt restructuring costs	(2,978)	—	(2,978)	—
Interest expense on long-term debt	(9,833)	(9,286)	(27,779)	(28,971)
Write-down of investments and deferred financing charges	—	—	(216)	(643)
Loan settlement gain	—	—	1,180	—

Total other expenses	(12,934)	(9,758)	(29,036)	(30,767)

(Loss) income before income taxes	(18,954)	(5,740)	(37,301)	334
Income tax (recovery) expense	(454)	2,062	1,968	7,569

Net loss	$(18,500)	$(7,802)	$(39,269)	$(7,235)

Basic and diluted net loss per common share	$(0.22)	$(0.09)	$(0.46)	$(0.08)

Basic and diluted weighted average number of common shares outstanding (in thousands)	85,174	85,136	85,162	85,125

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands of U.S. $, except per share data)	September 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$25,566	$49,542
Short-term investments	5,746	7,780
Accounts receivable	31,046	28,167
Income tax receivable	1,657	1,090
Inventories	38,010	35,541
Deferred income taxes, current portion	3,974	4,284
Prepaid expenses and other current assets	3,487	3,294

Total current assets	109,486	129,698

Assets held for sale	2,300	5,300
Property, plant and equipment	50,538	46,879
Intangible assets	151,104	173,019
Deferred financing costs	9,510	11,409
Deferred income taxes, current portion	2,125	4,624
Other assets	1,737	3,754

Total assets	$326,800	$374,683

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$44,593	$46,324
Income taxes payable	4,901	10,858
Interest payable on long-term debt	10,806	6,004

Total current liabilities	60,300	63,186

Deferred leasehold inducement	4,335	2,888
Deferred income taxes, non-current portion	38,355	41,402
Other tax liabilities	3,385	3,898
Long-term debt	575,000	575,000
Other liabilities	1,093	1,596

Total non-current liabilities	622,168	624,784

Shareholders’ deficit
Share capital
Authorized:
200,000,000 Common shares, without par value
50,000,000 Class I Preference shares, without par value
Common shares issued and outstanding:
September 30, 2010 – 85,176,449
December 31, 2009 – 85,138,081	472,751	472,742
Additional paid-in capital	35,030	33,687
Accumulated deficit	(905,810)	(866,541)
Accumulated other comprehensive income	42,361	46,825

Total shareholders’ deficit	(355,668)	(313,287)

Total liabilities and shareholders’ deficit	$326,800	$374,683

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for the remainder of 2010 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research and development and product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such known risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions in the United States, Canada and the other regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental legislation and regulations and changes in, or the failure to comply with, governmental legislation and regulations; availability of financial reimbursement coverage from governmental and third-party payers for products and related treatments; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development, to expand manufacturing and commercialization activities; and any other factors that may affect our performance. In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in our business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third-party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the availability of capital to finance our activities; our ability to restructure and to service our debt obligations; and any other factors referenced in our other filings with the applicable Canadian securities regulatory authorities or the Securities and Exchange Commission (“SEC”). For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our annual report for the year ended December 31, 2009 filed with the SEC on Form 10-K, as amended, and our quarterly report for the second quarter of 2010 filed with the SEC on Form 10-Q.

Given these uncertainties, assumptions and risk factors, investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed recapitalization transaction with holders of its Senior Subordinated Notes and Senior Floating Rate Notes, as announced on October 29, 2010. In connection with the proposed transaction, Angiotech intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. SHAREHOLDERS OF ANGIOTECH ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ANGIOTECH’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Angiotech shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Angiotech. Such documents are not currently available.

Participants in Solicitation

Angiotech and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of Angiotech common shares in respect of the proposed recapitalization transaction. Information about the directors and executive officers of Angiotech is set forth in Angiotech’s Annual Report on Form 10-K for the most recently ended fiscal year, which was filed with the SEC on March 16, 2010 (as amended by our Amendment No.1 on Form 10-K/A, which was filed with the SEC on April 29, 2010). Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

©2010 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech Pharmaceuticals

Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company. Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury. To find out more about Angiotech (NASDAQ: ANPI, TSX: ANP), please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

Rick Smith

Investor Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.

(604) 221-6933

ir@angio.com

Appendix A: Presentation of Certain Non-GAAP Financial Information and Reconciliations to Corresponding GAAP Financial Measures

The financial results presented in this press release may include any or all of the following non-GAAP, or adjusted, financial measures, which we believe provide important supplemental information to management and investors about our financial condition and results of operations: (1) adjusted earnings before interest expense, taxes, depreciation and amortization (“Adjusted EBITDA”), (2) adjusted net income (loss), (3) adjusted net income (loss) per share, (4) adjusted revenue, (5) adjusted costs of goods sold (“adjusted COGS”) (6) adjusted research and development expense (“adjusted R&D expense”), and (7) adjusted selling, general and administrative expense (“adjusted SG&A expense”).

Economic Substance of Non-GAAP Financial Measures

Our non-GAAP adjusted financial measures exclude certain non-cash, non-recurring and non-operating items, which may be unpredictable, volatile and not directly correlated to our operating performance. We believe exclusion of these items from our GAAP financial measures may provide the following advantages: (i) improved understanding of trends underlying our business and performance; (ii) improved consistency across periods when measuring and assessing our operating performance; (iii) improved understanding of the cash flow and cash earnings generated by our business in a given period and as compared to prior periods; and (iv) improved comparability of our operating results to those of similar companies in our industry.

Examples of these certain non-cash, non-recurring and non-operating items include: financing charges, asset write-downs, impairment charges, foreign exchange fluctuations, stock-based compensation expense, acquisition related amortization charges, integration and restructuring expenses, in-process research and development costs, retrospective adjustments driven by accounting policy changes, and certain extraordinary litigation expenses. A detailed discussion of the excluded items is provided below (see “Description of Adjustments” below).

Investors are cautioned that Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, adjusted revenue, adjusted COGS, adjusted R&D expense and adjusted SG&A expense do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers. Our non-GAAP financial measures are supplemental metrics and should not be viewed as a substitute for, or superior to, financial reporting measures prepared in accordance with GAAP. We have prepared a reconciliation of our non-GAAP adjusted financial measures to the comparable GAAP-based financial measures in the tables included in this Appendix. Management compensates for certain material limitations that may be relevant to our use of certain non-GAAP financial measures by reviewing our operating performance in accordance with GAAP concurrent with our review of our operating performance relative to certain adjusted financial measures during each relevant disclosure period.

Use of Non-GAAP Financial Measures

Management uses Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, adjusted revenue, adjusted COGS, adjusted R&D expense and adjusted SG&A expense when setting corporate and operational goals, and evaluating operating performance in connection with:

•	Presenting, comparing and assessing the financial results and forecasts reported to our Board of Directors.

•	Evaluating, managing and benchmarking our operating performance.

•	Analyzing underlying trends in our business.

•	Evaluating market position and performance relative to our competitors, many of which use the same or similar performance measures.

•	Establishing internal operating budgets.

•	Determining compensation under bonus or other incentive programs.

•	Enhancing comparability from period to period.

•	Assessing compliance with credit facility covenants.

•	Providing vital information in assessing cash flows to service our significant debt obligations.

•	Comparing performance with internal forecasts and targeted business models.

•	Evaluating and valuing potential acquisition candidates.

The adjustments used to compute our non-GAAP financial measures are consistent with those excluded from segmented operating results used by our chief operating decision makers to make operating decisions and assess performance. We have provided this information to enable investors to analyze our operating results in the same way that management uses this information to assess our business relative to other periods, our business objectives and similar companies in our industry.

ANGIOTECH PHARMACEUTICALS, INC.

CALCULATION OF ADJUSTED EBITDA

(Unaudited)

	Three months ended September 30		Nine months ended September 30
(in thousands U.S.$)	2010	2009	2010	2009

GAAP net loss	$(18,500)	$(7,802)	$(39,269)	$(7,235)
Interest expense on long-term debt	9,833	9,286	27,779	28,971
Income tax (recovery) expense	(454)	2,062	1,968	7,569
Depreciation and amortization	9,318	9,198	27,896	27,566

EBITDA	197	12,744	18,374	56,871
Adjustments:
Non-recurring revenue, net of license fees (a)	(53)	(53)	(158)	(25,503)
Restructuring related charges (b)	1,430	167	3,727	1,433
Technology acquisition related charges (c)	—	427	—	1,365
Non-recurring transaction fees (l)	2,978	—	3,909	1,032
Stock-based compensation expense (d)	442	363	1,351	1,170
Litigation related expenses (g)	18	371	163	2,612
Foreign exchange (gain) loss (h)	(3)	518	(1,269)	1,227
Investment and other income and losses on asset disposals (j)	126	(46)	170	(74)
Write-downs of investments and other long-lived assets (i)	—	—	916	—
Write-downs and other non-cash deferred financing costs (f)	—	—	—	643
Non-recurring manufacturing variances and product recall charges (m)	(61)	765	288	1,661
Non-recurring escrow settlement recovery (k)	—	—	(4,710)	—
Non-recurring loan settlement gain (k)	—	—	(1,180)	—

Adjusted EBITDA	$5,074	$15,256	$21,581	$42,437

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED NET (LOSS) INCOME

(Unaudited)

(in thousands U.S. $)	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009

GAAP - net loss	($18,500)	($7,802)	($39,269)	($7,235)
Non recurring revenue (a)	(53)	(53)	(158)	(25,503)
Technology acquisition related charges (c)	—	427	—	1,365
Non-recurring restructuring related charges (b)	1,430	167	3,727	1,433
Non-recurring transaction fees (l)	2,978	—	3,909	1,032
Stock based compensation expense (d)	442	363	1,351	1,170
Litigation related expenses (g)	18	371	163	2,612
Write-down of investments & other long-lived assets (i)	—	—	916	—
Write-down and other deferred financing charges (f)	737	708	2,193	2,719
Foreign exchange (gain) loss (h)	(3)	518	(1,269)	1,227
Acquisition related intangible asset amortization expense (e)	7,565	7,510	22,710	22,344
Losses on asset disposals (j)	51	39	112	72
Non-recurring manufacturing variances (m)	—	765	—	1,661
Non-recurring charges related to product recall (m)	(61)	—	288	—
Non-recurring escrow settlement recovery (k)	—	—	(4,710)	—
Non-recurring loan settlement gain (k)	—	—	(1,180)	—
Estimated tax impact of non-GAAP adjustments (n)	(2,758)	(2,941)	(8,599)	(3,706)

Adjusted net (loss) income	$(8,154)	$72	$(19,816)	$(809)

RECONCILIATION OF GAAP NET (LOSS) INCOME PER SHARE

TO NON-GAAP ADJUSTED NET (LOSS) INCOME PER SHARE

(Unaudited)

	Three months ended September 30		Six months ended September 30
	2010	2009	2010	2009
	Basic and diluted		Basic and diluted

GAAP - net loss per share	$(0.22)	$(0.09)	$(0.46)	$(0.08)
Non recurring revenue (a)	(0.00)	(0.00)	(0.00)	(0.30)
Technology acquisition related charges (c)	—	0.01	—	0.02
Non-recurring restructuring related charges (b)	0.02	0.00	0.04	0.02
Non-recurring transaction fees (l)	0.03	—	0.05	0.01
Stock based compensation expense (d)	0.01	0.00	0.02	0.01
Litigation related expenses (g)	0.00	0.00	0.00	0.03
Write-down of investments & other long-lived assets (i)	—	—	0.01	—
Write-down and other deferred financing charges (f)	0.01	0.01	0.03	0.03
Foreign exchange (gain) loss (h)	(0.00)	0.01	(0.01)	0.01
Acquisition related intangible asset amortization expense (e)	0.09	0.09	0.27	0.26
Losses on asset disposals (j)	0.00	0.00	0.00	0.00
Non-recurring manufacturing variances (m)	—	0.01	—	0.02
Non-recurring charges related to product recall (m)	(0.00)	—	0.00	—
Non-recurring escrow settlement recovery (k)	—	—	(0.06)	—
Non-recurring loan settlement gain (k)	—	—	(0.01)	—
Estimated tax impact of non-GAAP adjustments (n)	(0.03)	(0.03)	(0.10)	(0.04)

Adjusted net (loss) income per share	$(0.10)	$0.00	$(0.23)	$(0.01)

RECONCILIATION OF GAAP REVENUE TO NON-GAAP ADJUSTED REVENUE

(Unaudited)

(in thousands U.S. $)	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009

GAAP - revenue	58,984	63,244	184,211	216,117
Non-recurring revenue (a)	(53)	(53)	(158)	(25,503)
Non-recurring sales provision related to product recall (m)	(61)	—	132	—

Adjusted revenue	$58,870	$63,191	$184,185	$190,614

RECONCILIATION OF GAAP COGS TO NON-GAAP ADJUSTED COGS

(Unaudited)

(in thousands U.S. $)	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009

GAAP - COGS	$26,808	$25,958	$79,883	$75,606
Non-recurring manufacturing variances (m)	—	(765)	—	(1,661)
Non-recurring restructuring related charges (b)	(1,180)	—	(2,167)	—
Non-recurring charges related to product recall (m)	—	—	(156)	—

Adjusted COGS	$25,628	$25,193	$77,560	$73,945

RECONCILIATION OF GAAP RESEARCH & DEVELOPMENT EXPENSE TO NON-GAAP ADJUSTED

RESEARCH & DEVELOPMENT EXPENSE

(Unaudited)

(in thousands U.S. $)	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009

GAAP - research and development expense	$6,240	$4,596	$19,900	$17,526
Technology acquisition related charges (c)	—	(427)	—	(1,365)
Stock based compensation expense (d)	(119)	(103)	(344)	(318)

Adjusted research and development expense	$6,121	$4,066	$19,556	$15,843

RECONCILIATION OF GAAP SELLING, GENERAL & ADMINISTRATION EXPENSE TO NON-GAAP ADJUSTED SELLING, GENERAL & ADMINISTRATIVE EXPENSE

(Unaudited)

(in thousands U.S. $)	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009

GAAP - selling, general and administration expense	$22,489	$17,924	$66,871	$59,102
Non-recurring restructuring related charges (b)	(250)	(167)	(1,218)	(1,433)
Stock based compensation expense (d)	(323)	(260)	(1,007)	(852)
Litigation related charges (g)	(18)	(371)	(163)	(2,612)
Non-recurring transaction fees (l)	—	—	(931)	(1,032)

Adjusted selling, general and adminstration expense	$21,898	$17,126	$63,552	$53,173

For an explanation of the adjustments used to derive our non-GAAP financial measures, please refer to the corresponding discussion in the “Description of Adjustments” section below.

We also report certain product sales revenue growth rate figures excluding the impact of foreign exchange rate fluctuations on current period revenues. Significant foreign exchange rate fluctuations can distort revenue growth, depending upon the strength of the U.S. dollar relative to the foreign currencies in which we generate revenues. We generate significant revenues in several foreign jurisdictions in multiple foreign currencies including Euros, British pounds, Swiss francs, Danish krone, Norwegian krone and Swedish krone. We believe this measure provides useful information to measure the success of our international sales offices in increasing product sales in their local currencies without regard to exchange rate fluctuations over which we have no control. The tables below provide additional information on the reported product sales figure including a reconciliation of the estimated impact of foreign currency on net sales.

ANGIOTECH PHARMACEUTICALS, INC.

WORLDWIDE SALES

(Unaudited)

	Three Months Ended		Change
(in thousands of U.S.$)	30-Sep-10	30-Jun-10	As Reported Basis	Constant Currency Basis
Proprietary Medical Products	$17,330	$16,397	6%	5%
Base Medical Products	34,475	36,551	-6%	-7%

Total Medical Products	$51,805	$52,948	-2%	-3%

	Three Months Ended		Change
(in thousands of U.S.$)	30-Sep-10	30-Sep-09	As Reported Basis	Constant Currency Basis
Proprietary Medical Products	$17,330	$14,646	18%	18%
Base Medical Products	34,475	34,025	1%	3%

Total Medical Products	$51,805	$48,671	6%	8%

ANGIOTECH PHARMACEUTICALS, INC.

NON-GAAP CONSTANT CURRENCY NET SALES RECONCILIATIONS

(Unaudited)

	Q3 2010 Net Sales as compared to Q2 2010
	Change
(in thousands of U.S.$)	As Reported Currency Basis	Constant Currency Basis	Estimated Impact of Foreign Currency
Proprietary Medical Products	$933	$846	87
Base Medical Products	(2,076)	(2,412)	336

Total Medical Products	$(1,143)	$(1,566)	423

	Q3 2010 Net Sales as compared to Q3 2009
	Change
(in thousands of U.S.$)	As Reported Currency Basis	Constant Currency Basis	Estimated Impact of Foreign Currency
Proprietary Medical Products	$2,684	$2,719	(35)
Base Medical Products	450	960	(510)

Total Medical Products	$3,134	$3,679	(545)

For a consolidated reconciliation of all GAAP financial measures identified above to corresponding non-GAAP financial measures, refer to the following tables.

ANGIOTECH PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited)

(in thousands of U.S.$, except share and per share data)	Three months ended September 30, 2010				Three months ended September 30, 2009
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

REVENUE
Product sales, net	$51,868	$(61)	m	$51,807	$48,660	$—		$48,660
Royalty revenue	7,063	—		7,063	14,531	—		14,531
License fees	53	(53)	a	—	53	(53)	a	—

	58,984	(114)		58,870	63,244	(53)		63,191

EXPENSES
Cost of products sold	26,808	(1,180)	b	25,628	25,958	(765)	m	25,193
License and royalty fees	1,170	—		1,170	2,463	—		2,463
Research and development	6,240	(119)	d	6,121	4,596	(427)	c	4,066
		—	c			(103)	d
Selling, general and administrative	22,489	(250)	b	21,898	17,924	(167)	b	17,126
		(323)	d			(260)	d
		(18)	g			(371)	g
Depreciation and amortization	8,297	(7,565)	e	732	8,285	(7,510)	e	775

	65,004	(9,455)		55,549	59,226	(9,603)		49,623

Operating (loss) income	(6,020)	9,341		3,321	4,018	9,550		13,568

Other income (expenses):
Foreign exchange gain (loss)	3	(3)	h	—	(518)	518	h	—
Investment and other (loss) income	(126)	51	j	(75)	46	39	j	85
Debt restructuring costs	(2,978)	2,978	l	—	—	—		—
Interest expense on long-term debt	(9,833)	737	f	(9,096)	(9,286)	708	f	(8,578)

	(12,934)	3,763		(9,171)	(9,758)	1,265		(8,493)

(Loss) income before income taxes	(18,954)	13,104		(5,850)	(5,740)	10,815		5,075
Income tax (recovery) expense	(454)	2,758	n	2,304	2,062	2,941	n	5,003

Net (loss) income for the period	$(18,500)	$10,346		$(8,154)	$(7,802)	$7,874		$72

Basic and diluted net (loss) income per common share	$(0.22)	$0.12		$(0.10)	$(0.09)	$0.09		$0.00

Weighted average shares outstanding (000’s) – basic & diluted	85,174			85,174	85,136			85,136

ANGIOTECH PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited)

(in thousands of U.S.$, except share and per share data)	Nine months ended September 30, 2010				Nine months ended September 30, 2009
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
REVENUE
Product sales, net	$155,796	$132	m	$155,928	$141,976	$—		$141,976
Royalty revenue	28,257	—		28,257	48,638	—		48,638
License fees	158	(158)	a	—	25,503	(25,503)	a	—

	184,211	(26)		184,185	216,117	(25,503)		190,614

EXPENSES
Cost of products sold	79,883	(2,167)	b	77,560	75,606	(1,661)	m	73,945
		(156)	m			—
License and royalty fees	4,884			4,884	7,937			7,937
Research and development	19,900	(344)	d	19,556	17,526	(1,365)	c	15,843
		—	c			(318)	d
Selling, general and administrative	66,871	(1,218)	b	63,552	59,102	(1,433)	b	53,173
		(1,007)	d			(852)	d
		(163)	g			(2,612)	g
		(931)	l			(1,032)	l
Depreciation and amortization	24,948	(22,710)	e	2,238	24,845	(22,344)	e	2,501
Write-down of assets held for sale	700	(700)	i	—	—	—		—
Escrow settlement recovery	(4,710)	4,710	k	—	—	—		—

	192,476	(24,686)		167,790	185,016	(31,617)		153,399

Operating (loss) income	(8,265)	24,660		16,395	31,101	6,114		37,215

Other income (expenses):
Foreign exchange (loss) gain	1,269	(1,269)	h	—	(1,227)	1,227	h	—
Investment and other income (loss)	(512)	112	j	(58)	74	72	j	146
		342	b
Debt restructuring costs	(2,978)	2,978	l	—	—	—		—
Interest expense on long-term debt	(27,779)	2,193	f	(25,586)	(28,971)	2,076	f	(26,895)
Write-down of investments and deferred financing charges	(216)	216	i	—	(643)	643	f	—
Loan settlement gain	1,180	(1,180)	k	—	—	—		—

	(29,036)	3,392		(25,644)	(30,767)	4,018		(26,749)

(Loss) income before income taxes	(37,301)	28,052		(9,249)	334	10,132		10,466
Income tax expense (recovery)	1,968	8,599	n	10,567	7,569	3,706	n	11,275

Net (loss) income for the period	$(39,269)	$19,453		$(19,816)	$(7,235)	$6,426		$(809)

Basic and diluted net loss per common share	$(0.46)	$0.23		$(0.23)	$(0.08)	$0.08		$(0.01)

Weighted average shares outstanding (000’s) – basic and diluted	85,162			85,162	85,125			85,125

Description of Adjustments

The following is an explanation of each of the items that management has adjusted to derive its non-GAAP financial measures for the three and nine months ended September 30, 2010.

(a) Non-Recurring Revenue

We report adjusted net income (loss), adjusted net income (loss) per share and adjusted revenue which exclude certain items that are non-recurring and are unrelated to the day-to-day operating activities from our reported GAAP-based revenue.

Our adjusted results for the three and nine months ended September 30, 2010 and 2009 exclude certain non-recurring and non-operating license revenue. Our adjusted results for the nine months ended September 30, 2009 also excludes a $25.0 million one-time payment received from Baxter International Inc. The payment was deducted from our GAAP-based revenue because it was non-recurring and received in lieu of future royalty payments on licensed technology and non-recurring non-operating license revenue.

(b) Restructuring-Related Charges

We report adjusted net income (loss), adjusted net income (loss) per share, adjusted COGS, adjusted R&D and adjusted SG&A metrics which exclude certain expenses related to corporate reorganization or plant restructuring activities that we are pursuing, or have completed in prior periods. These amounts, which are added back to our GAAP-based net income (loss) and net income (loss) per share to calculate corresponding adjusted metrics, primarily represent severance costs, asset write-offs, contract renegotiation or termination fees, and other expenses associated with plant closures, transfers of production lines from one facility to another and plant headcount optimization initiatives that are not reasonably expected to recur in the future.

Our adjusted results for the three and nine months ended September 30, 2010 exclude restructuring charges of $1.4 million and $3.7 million, respectively. These restructuring charges relate to headcount reductions; exit costs associated with a leased property which is no longer in use; transfer costs associated with the movement of the QuillTM SRS production line to our Puerto Rico facility; an inventory write-down related to a distribution agreement, which will terminate at the end of 2010; and residual costs from the 2008 closure of our Syracuse, New York manufacturing facility. Our adjusted results for the three and nine months ended September 30, 2009 exclude restructuring charges of $0.2 million and $1.4 million, respectively. These restructuring charges relate to the closure of our Syracuse, New York manufacturing facility, the termination of a product supply and distribution agreement, and other corporate reorganization initiatives.

(c) Technology Acquisition-Related Charges

We report adjusted net income (loss), adjusted net income (loss) per share and adjusted R&D expense metrics which exclude certain non-recurring, and in some instances non-cash, expenses related to research-stage-technology purchases that we have completed. These amounts, which are added back to our GAAP-based net income (loss), net income (loss) per share and research and development expense to calculate corresponding adjusted metrics, primarily represent costs incurred to complete an acquisition of technology for which we are unable to reasonably determine the specific commercial use. Such purchases of early stage technologies occur infrequently and are highly variable, non-comparable in amount and are not part of our day-to-day operations.

On April 6, 2010 we completed the acquisition of certain product candidates and technology assets from Haemacure Corporation (“Haemacure”). Under US GAAP, the acquisition qualified as a business combination. The assets were essentially acquired in exchange for the settlement of the loan we extended to Haemacure. The $1.2 million difference between the $2.5 million carrying value of the loan and the $3.7 million contractual amount of the loan was recognized as a gain on the effective settlement of the pre-existing debt arrangement. Our adjusted results for nine months ended September 30, 2010 exclude the $1.2 million non-recurring gain.

Given that the loan was effectively recovered through the asset purchase arrangement, there were no technology acquisition-related charges to adjust for in our 2010 reported metrics.

Our adjusted results for the three months ended September 30, 2009 excludes $0.4 million of amortization expense related to prepayments for services in connection with our Haemacure asset acquisition as described above. Our metrics for the nine months ended September 30, 2009 also excludes technology acquisition-related charges of $0.9 million related to the termination of our collaboration agreement with Lipose Corporation.

(d) Stock-Based Compensation Expense

We report adjusted net income (loss), adjusted net income (loss) per share, adjusted R&D expense and adjusted SG&A expense metrics that exclude amounts recorded for stock-based compensation expense. Stock-based compensation expense is added back to our GAAP-based financial measures because it is a non-cash charge required by GAAP, which represents an estimated additional cost associated with the issuance of stock options to management and employees as part of their compensation. Such compensation expense is a non-cash expense calculated using the Black-Scholes methodology to derive the expected fair value of employee stock options. Fair value calculations are highly subjective, because they are dictated by the specific assumptions and inputs used in the model. Key assumptions and inputs may include our actual stock price on the day the calculation is completed, the historical volatility of our stock price, the estimated risk-free rate of return offered by the market and other factors, which are not directly correlated to our day-to-day operating performance and are difficult to determine, predict or forecast. In these respects and others (including the methodology that may be used to calculate such expense), methods and data that may be used to complete the calculation of stock-based compensation expense may vary widely from period to period or from company to company. Inclusion of stock based compensation in our results makes it difficult to assess our operational cash flows as well as measure and compare our performance to that of similar companies in our industry, our operating goals or our performance in prior periods. In addition, the impact of potential dilution related to employee stock options as of any given reporting date is also reflected in our reported fully diluted share count and is already reflected in the related calculation of our GAAP and our adjusted net income (loss) per share metrics, irrespective of such additional operating expenses required to be recorded for GAAP purposes.

Our adjusted results for the three and nine months ended September 30, 2010 exclude stock-based compensation expense of $0.4 million and $1.4 million, respectively, from our GAAP-based research & development and selling, general & administrative expense metrics. Similarly, our adjusted metrics for the three and nine months ended September 30, 2009 exclude stock-based compensation expense of $0.4 million and $1.2 million, respectively.

(e) Intangible Asset Amortization Expense

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain intangible asset amortization expenses. These amounts, which are non-cash expenses added back to our GAAP-based net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses incurred during a period to adjust the carrying value of acquired technology or intellectual property, to reflect the useful lives of such assets as estimated and recorded by us at the time of an acquisition. The allocation of excess acquisition purchase prices over book values among intangible assets, goodwill and purchased research and development technology can be highly subjective and may vary significantly from company to company or between acquisition transactions, thus making comparisons of our current operating results to those of similar companies or our historical results difficult. In addition, we believe the economic impact of any such acquisitions is reflected in the cash cost or dilution effect resulting from such transactions, and is therefore reflected in our adjusted metrics through the impact on interest expense or income, our reported fully diluted shares outstanding, the amounts of revenue earned and other operating expenses incurred during the period.

Our adjusted results for the three and nine months ended September 30, 2010 exclude $7.6 million and $22.7 million of intangible asset amortization expenses, respectively, from our GAAP-based net income (loss) and net income (loss) per share metrics. Similarly, our adjusted metrics for the three and nine months ended September 30, 2009 exclude intangible asset amortization expenses of $7.5 million and $22.3 million, respectively.

(f) Non-Cash Deferred Financing Charges

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain non-cash deferred financing charges. These amounts, which are non-cash expenses added back to our GAAP net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses incurred related to the amortization of debt financing fees, incurred in connection with our debt financing activities, over the expected life of the debt instrument as well as write-downs of deferred financing charges which are estimated to have no future benefit. As these non-cash expenses are not directly correlated to our day-to-day operating performance and are due to capital structure or financing decisions made by us that are specific to our situation at that time, inclusion of these charges in our financial results makes it more difficult to compare our performance to that of prior periods or similar companies in our industry, or to assess the cash flow generation of our operations.

Our adjusted results for the three months ended September 30, 2010 and 2009 each exclude non-cash amortization of financing charges of $0.7 million from our GAAP-based net income (loss) and net income (loss) per share metrics. Our adjusted metrics for the nine months ended September 30, 2010 and 2009 exclude non-cash amortization charges of $2.2 million and $2.1 million, respectively. The metrics for the nine months ended September 30, 2009 also exclude a $0.6 million write-off of deferred financing charges related to a term loan which was terminated prior to the scheduled maturity date.

(g) Litigation-Related Charges

We report adjusted SG&A expense, adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain litigation-related charges. These charges, which are added back to our GAAP selling, general and administrative expense, net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses incurred in connection with extraordinary litigation matters that are inherently unpredictable, highly variable from period to period, are not reasonably expected to recur in future periods or are not related to the day to day operational activities of our business.

Our adjusted results for the three and nine months ended September 30, 2010 exclude litigation-related charges of $0.02 million and $0.2 million, respectively, from our GAAP based net income (loss) and net income (loss) per share metrics. Similarly, our metrics for the three and nine months ended September 30, 2009 exclude litigation-related charges of $0.4 million and $2.6 million, respectively.

(h) Foreign Exchange Gains and Losses

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain foreign exchange gains and losses. These amounts, which are added back to our GAAP net income (loss) and net income (loss) per share metrics to calculate the corresponding adjusted metrics, primarily represent expenses related to translation differences arising from translating assets held by us in foreign territories and denominated in foreign currencies, into our reporting currency. These foreign currency assets fund our research and development activities in Canada, and are unique to our current operational structure. As they have no bearing on our day-to-day operations, operating decisions or our ability to fund or manage our operations or research and development programs, we exclude them from our non-GAAP financial measures.

Our adjusted results for the three and nine months ended September 30, 2010 exclude net foreign exchange gains of nil and $1.3 million, respectively, from our GAAP-based net income (loss) and net income (loss) per share metrics. Similarly, our adjusted metrics for the three and nine months ended September 30, 2009 exclude net foreign exchange losses of $0.5 million and $1.2 million, respectively.

(i) Other Long-Lived Asset Impairment Charges

We have reported adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude certain write-downs of investments or other long-lived assets, for which the carrying values are impaired and irrecoverable. These amounts are added back to our GAAP net income (loss) and net income (loss) per share metrics to derive corresponding adjusted metrics because they are typically non-recurring, non operating and non-cash write-downs or expense items, thus making it difficult to compare our operating performance in the period the impairment expense is incurred, to our operating performance in other periods or to the operating performance of similar companies in our industry. Management may also exclude these charges from our operating goals, forecasts, budgets and non-GAAP financial measures.

Our adjusted results for the nine months ended September 30, 2010 excludes a $0.2 million write-off a long-term investment and a $0.7 million non-cash impairment charge on a property which was classified as held for sale. There were no adjustments to our 2009 reported metrics.

(j) Losses / Gains on Asset Disposals

We have reported adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude certain losses or gains recorded from asset disposals. These gains and losses are adjusted from our GAAP-based metrics because they are non-cash in nature, non-recurring and difficult to predict from period to period and are not factors relating to or impacting our ability to conduct our day-to-day business goals or operations. Furthermore, the magnitude of the gains and losses recorded is often dependent on asset-specific factors such as the age and condition of the asset, salvage values and technological obsolescence. Management also excludes such gains and losses when developing our operating goals, forecasts, budgets and non-GAAP financial measures because inclusion in operating results makes it difficult to compare our operating performance for a particular period to our historical operating performance or the operating performance of similar companies in our industry.

Our adjusted results for the three and nine months ended September 30, 2010 both exclude asset disposal losses of $0.1 million. The adjusted metrics for the three and nine months ended September 30, 2009 exclude asset disposal losses of nil and $0.1 million, respectively.

(k) Non-Recurring Gains

We report adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude certain extraordinary and non-recurring gains. These amounts are adjusted from our GAAP-based metrics because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

Our adjusted results for the nine months ended September 30, 2010 exclude a $4.7 million recovery received in connection with the settlement of an outstanding escrow claim with RoundTable Healthcare Partners, LP relating to our March 2006 acquisition of American Medical Instruments Holdings, Inc.

As described under the Technology Acquisition-Related Charges section above, our adjusted results for the three and nine months ended September 30, 2010 exclude the Haemacure loan settlement gain of $1.2 million.

(l) Non-Recurring Transaction Fees

We report adjusted net income (loss), adjusted net income (loss) per share and adjusted SG&A metrics which may exclude certain extraordinary and non-recurring costs related to significant corporate transactions. These amounts are adjusted from our GAAP-based metrics because they are highly variable and specific to the extent and nature of the transaction being undertaken. As these expenses are not directly correlated to our day-to-day operating performance and are due to transaction or related financing decisions made by us that are specific to the situation at that time, inclusion of these charges in our financial results makes it more difficult to compare our performance to that of prior periods or similar companies in our industry, or to assess the cash flow generation of our operations.

Our adjusted results for the three months ended September 30, 2010 exclude $3.0 million of fees and expenses relating to the proposed recapitalization transaction, as described in the Recent Highlights section above and in our October 29, 2010 press release. These costs represent professional fees paid to financial and legal advisors to assist in the analysis and implementation of financial and strategic alternatives, as well as fees paid to advisors and consultants retained by the Consenting Noteholders. Our adjusted results for the nine months ended September 30, 2010 exclude the $3.0 million of fees and expenses relating to the proposed recapitalization transaction, $0.4 million of general consulting costs and $0.6 million of Haemacure transaction-related expenses that we absorbed in accordance with the US GAAP business combination guidance.

There were no adjustments to our reported metrics for non-recurring transaction fees for the three months ended September 30, 2009. However, our adjusted results for the nine months ended September 30, 2009 exclude $1.0 million of non-recurring transaction fees incurred related to the exploration of certain financing and strategic alternatives, as well as the termination of a supply and distribution agreement.

(m) Non-Recurring Production Charges

We report adjusted COGS, adjusted net income (loss) and adjusted net income (loss) per share metrics which exclude amounts recorded for certain extraordinary and non-recurring production costs. These amounts are adjusted from our GAAP-based metrics because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

During the second quarter of 2010, we initiated a voluntary product recall to remedy packaging defects at one of our manufacturing facilities. The products under consideration were not determined to be defective and no patient injuries were reported. Our 2010 second quarter results included a $0.2 million sales provision and a $0.2 million product warranty charge for the expected cost of replacing the units with defective packaging. During the third quarter, we recouped $0.1 million in sales by replacing products with defective packaging from specific customers who responded to our product recall. Our adjusted results for the three months ended September 30, 2010 therefore subtract the $0.1 million sales recovery recorded and the adjusted results for the nine months ended September 30, 2010 add back the net sales provision of $0.1 million and deduct the $0.2 million product warranty charge. Quality controls measures and corrective actions have been taken to ensure that future products are properly sealed and packaged.

Our adjusted results for the three and nine months ended September 30, 2009 exclude $0.8 million and $1.6 million, respectively, of non-recurring manufacturing charges related to excess labor charges and inventory write-offs associated with order cancellations by a significant customer of our surgical needle business.

(n) Income Tax Expense (Benefit) Related to the Above Adjustments

Income tax expense is adjusted by the amount of additional tax expense or benefit that would arise if we used our adjusted non-GAAP financial measures to calculate our tax provision, based on the relevant statutory rates applicable to the jurisdictions in which the above non-GAAP adjustments reside. The cumulative effect of tax adjustments described above for the three and nine months ended September 30, 2010 were $2.8 million and $8.6 million, respectively, compared to $2.9 million and $3.7 million for the same respective periods in 2009.

Material Limitations

While we believe our measures of Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, adjusted revenue, adjusted COGS, adjusted R&D expense and adjusted SG&A expense are useful for the reasons noted above, we believe there may be certain inherent limitations in these measures, including but not limited to:

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Exclusion of amortization and depreciation expense from our adjusted financial measures does not take into account the need for future capital spending, whether this is to support growth or to replace assets which are subject to wear and tear.

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Exclusion of write-downs, amortization and depreciation from our adjusted financial measures does not take into consideration the potential tax impacts or obligations which can materialize into actual future cash flows.

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As we use our own approach for calculating our adjusted financial measures, other companies may not make the same adjustments or disclose their financial data in a manner that would allow comparison of their results to our adjusted results, thus decreasing comparability of our adjusted financial measures as comparative analytical tools.

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Non-GAAP based adjustments may not take into account the full economic cost of running our business. For example, financing costs are required to raise capital, which is used to fund operations. Adjusted financial measures do not necessarily reflect these considerations.

As noted above, our adjusted financial measures are not substitutes for our GAAP-derived financial measures and statements. These adjusted measures are used by management to supplement our GAAP disclosures and help investors and lenders gain a better understanding of our operating performance and to offer investors and lenders an opportunity to access the same data management and our Board of Directors may use to assess our operating performance. Management compensates for the foregoing limitations by ensuring that our GAAP disclosures are transparent and sufficient to provide readers with the information required to reconcile financial results and form unbiased conclusions.